Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Lantheus Holdings, Inc. and to the incorporation by reference therein of our reports dated March 13, 2020, with respect to the consolidated financial statements of Progenics Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Progenics Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

March 16, 2020